Exhibit (a)(1)(W)

Suite 1120, Cathedral Place,

925 West Georgia Street

Vancouver, British Columbia,

Canada V6C 3L2

Tel: (604) 687-6600

Toll Free: 1-888-411-GOLD

Fax: (604) 687-3932

Email: info@aurizon.com

www.aurizon.com

Toronto Stock Exchange Ticker Symbol – ARZ NYSE MKT Ticker Symbol – AZK U.S. Registration (File 001-31893) News Release Issue No. 5 - 2013

FEBRUARY 8, 2013

FOR IMMEDIATE RELEASE

AURIZON MAILS SHAREHOLDER RIGHTS PLAN MATERIALS

Recommends shareholders ratify plan to ensure Board has adequate time to explore full range of value-enhancing alternatives

Vancouver, BC, February 8, 2013 — The Board of Directors of Aurizon Mines Ltd. (TSX:ARZ) (NYSE MKT:AZK) today mailed materials to all shareholders recommending that shareholders ratify the Shareholder Rights Plan (“the Rights Plan”) that the Board of Directors adopted on January 22, 2013. The Rights Plan is intended to provide the Board of Directors with adequate time to identify and develop value-enhancing alternatives, if appropriate, to any unsolicited take-over bid, including the unsolicited offer made by Alamos Gold Inc. (“Alamos”) on January 14, 2013.

Approval of the Rights Plan will be sought at a Special Meeting of Shareholders to be held on March 7, 2013 at 10:00 am (Vancouver time) in the Main Boardroom at Computershare Investor Services Inc., 3rd Floor, 510 Burrard Street, Vancouver, British Columbia.

Whether or not shareholders plan to attend the Special Meeting, the Board of Directors of Aurizon recommends that shareholders complete, sign, date and return the proxy enclosed in the mailing, approving the adoption of the Rights Plan.

George Brack, Chair of the Special Committee of the Aurizon Board of Directors said: “A number of parties have entered into confidentiality agreements with the Company and are in the process of conducting diligence and making site visits. The Shareholder Rights Plan is important to ensure the Board has adequate time to consider these and all other potential alternatives to the Alamos offer. The Rights Plan also ensures that all shareholders receive equal treatment in the event of an unsolicited offer. The Board of Directors did not adopt the Rights Plan to prevent a take-over of the Company, to secure the continuance of management or the directors or to deter fair offers for Aurizon shares. We therefore recommend that shareholders return the proxy that has been mailed to them, and approve the Rights Plan.”

A copy of the Rights Plan is available on Aurizon’s website www.aurizon.com under the Special Meeting tab, at www.sedar.com, and as part of the registration statement on Form 8-A filed by Aurizon and available at www.sec.gov.

For assistance

Shareholders who have questions or require any assistance in completing their proxy or voting instruction form, can contact Georgeson by calling toll free in North America at 1-888-605-7616, calling collect from outside North America at 1-781-575-2422, or by email at askus@georgeson.com.

News Release – February 8, 2013 Aurizon Mails Shareholder Rights Plan Materials	Page | 2

This document may contain forward-looking information or forward-looking statements within the meaning of applicable securities laws (collectively, “forward-looking statements”), including those regarding the identification, development and negotiation of alternatives to the Alamos offer. These forward-looking statements are based on a number of assumptions, including as to the value of Aurizon’s assets, that the process initiated by the Board of Directors to explore alternatives to maximize the value of the Aurizon will proceed as currently contemplated and that superior alternatives to present to Aurizon Shareholders will be available and can be sufficiently advanced in the time available. There can be no assurance that forward-looking statements herein will prove to be accurate and you should not place undue reliance on them. Actual results and developments may differ materially from those expressed or implied by these forward-looking statements, including due to superior alternatives not being available or being unable to be sufficiently advanced in the time available and to those risks set forth in the Aurizon Directors’ Circular dated January 22, 2013 and Aurizon’s Annual Information Form dated March 30, 2012, which are available at www.sedar.com. Aurizon specifically disclaims any obligation to reissue or update these forward-looking statements as a result of new information or events after the date hereof, except as may be required by law.

About Aurizon

Aurizon is a gold producer with a growth strategy focused on developing its existing projects in the Abitibi region of north-western Quebec, one of the world’s most favourable mining jurisdictions and prolific gold and base metal regions, and by increasing its asset base through accretive transactions. Aurizon shares trade on the Toronto Stock Exchange under the symbol “ARZ” and on the NYSE MKT under the symbol “AZK”. Additional information on Aurizon and its properties is available on Aurizon’s website at www.aurizon.com.

Media Contact:

Longview Communications

Trevor Zeck (604) 694-6037 or Louise Kozier (604) 644-6090

Investor Contact:

Jennifer North, Manager Investor Relations

Aurizon Mines Ltd.

Investor Relations: jennifer.north@aurizon.com

Telephone: 604-687-6600 Fax: 604-687-3932

Toll Free: 1-800-411-GOLD (4653)

Email: info@aurizon.com Website: www.aurizon.com